Exhibit 99.1

Wynn Resorts Announces Initial Settlement of Tender Offer for Cash by Wynn Resorts Finance, LLC for Any and All of its 7.750% Senior Notes due 2025

LAS VEGAS, February 16, 2023 (BUSINESS WIRE) — Wynn Resorts, Limited (NASDAQ:WYNN) (“Wynn Resorts”) announced today the initial settlement of the previously announced cash tender offer (the “Tender Offer”) by its indirect wholly-owned subsidiary, Wynn Resorts Finance, LLC, (“Wynn Resorts Finance”), for any and all of the outstanding $600 million aggregate principal amount of 7.750% Senior Notes due 2025 (the “2025 Notes”) of Wynn Resorts Finance and Wynn Resorts Capital Corp.

The Tender Offer is expired at 5:00 P.M., New York City time, on February 15, 2023 (the “Expiration Time”). At the Expiration Time, valid tenders had been received with respect to approximately $506.4 million of the $600 million aggregate principal amount of 2025 Notes outstanding (which excludes 2025 Notes subject to the guaranteed delivery procedures).

Wynn Resorts Finance has accepted for payment all 2025 Notes validly tendered prior to the Expiration Date. On February 16, 2023, such tendering Holders received the tender offer consideration in the amount of $1,024.50 for each $1,000 principal amount of 2025 Notes, plus accrued and unpaid interest from the last interest payment date to, but excluding, the date hereof. With respect to 2025 Notes accepted for purchase that were tendered and are subsequently delivered in accordance with the guaranteed delivery procedures, such tendering Holders will receive payment of the tender offer consideration for such accepted 2025 Notes (to the extent such 2025 Notes were not delivered prior to the Expiration Time) on February 21, 2023, plus accrued and unpaid interest from the last interest payment date to, but excluding, the date hereof.

D.F. King & Co., Inc. acted as the information agent and tender agent.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell the 2025 Notes. The Tender Offer was conducted in accordance with terms and subject to the conditions described in the Offer to Purchase dated as of February 9, 2023 and the related Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc., the tender and information agent for the Tender Offer, at http://www.wynn@dfking.com, by telephone at (800) 431-9646 (U.S. toll free) and (212) 269-5550 (banks and brokers) or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, Attention: Michael Horthman.

Wynn Resorts Finance has engaged Deutsche Bank Securities Inc. to act as the dealer manager in connection with the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to Deutsche Bank Securities Inc. by telephone at (855) 287-1922 (U.S. toll-free) and (212) 250-7527 (collect).

Forward-Looking Statements

This release contains forward-looking statements, including those related to the tender for 2025 Notes and whether or not Wynn Resorts Finance will consummate the tender offer. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, adverse macroeconomic conditions and their impact on levels of income and consumer discretionary spending, changes in interest rates, inflation, a decline in general economic activity or recession in the U.S. and/or global economies, the COVID-19 pandemic and the reimposition of restrictions on the general public or certain activities, extensive regulation of our business, pending or future legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect Wynn Resorts’ financial results is included in Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2021, as supplemented by Wynn Resorts’ other periodic reports filed with the

Securities and Exchange Commission from time to time. Neither Wynn Resorts nor Wynn Resorts Finance are under any obligation to (and expressly disclaim any such obligation to) update or revise their forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SOURCE:
Wynn Resorts, Limited

CONTACT:
Amir Markowitz
702-770-7000
investorrelations@wynnresorts.com